  Exhibit 99.1

FOR IMMEDIATE RELEASE

Kingstone Announces 2019 First Quarter Financial Results

Company to Host Conference Call on May 9, 2019 at 8:30 a.m. ET

Kingston, NY — May 8, 2019 – Kingstone Companies, Inc. (Nasdaq: KINS) (the “Company” or “Kingstone”), a multi-line property and casualty insurance holding company, today announced its financial results for the quarter ended March 31, 2019.

Financial and Operational Highlights
2019 First Quarter
(All results are compared to prior year period unless otherwise noted)

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Direct written premiums1 increased 18.9%; personal lines grew by 21.2%
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Net premiums earned increased 29.6% to $29.6 million
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Net investment income increased 17.3% to $1.6 million
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2019 net catastrophe losses, including associated loss adjustment expenses and impact on contingent ceding commissions, are $5.1 million
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Net loss ratio of 98.4% compared to 75.6%. Net loss ratio, excluding effect of Q1 catastrophe losses1, of 81.3% compared to 51.3%
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Net combined ratio of 136.9% compared to 114.3%. Net combined ratio, excluding effect of Q1 catastrophe losses1, of 119.8% compared to 88.7%
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Net loss of $7.3 million or $0.68 loss per diluted share including an unrealized gain in value of equity securities of $2.1 million or $.15 per diluted share, net of tax
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Net operating loss1 increased 288.0% to $8.9 million or $0.83 loss per diluted share
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Return on average common equity (annualized) of -34.0%
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Operating return on average common equity1 (annualized) of -41.5% down from -10.1%

Quarterly Dividend of $0.10 per share

The Company announced that its Board of Directors declared a quarterly dividend of $0.10 per share payable on June 14, 2019 to stockholders of record at the close of business on May 31, 2019.

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1 These measures are not based on accounting principles generally accepted in the United States (“GAAP”) and are defined and reconciled to the most directly comparable GAAP measures in Form 8-K Exhibit 99.2 “Additional Financial Information for Q1 2019” (also available at www.kingstonecompanies.com).

Management Commentary

Dale Thatcher, Kingstone’s Chief Executive Officer, commented, “It is important to note that in spite of the difficult first quarter, we still expect to achieve a combined ratio excluding catastrophes between 88% and 91%, and catastrophe losses of 4 to 5 points.

We had another tough weather quarter with extended sub-zero temperatures again this year. We are expanding our education efforts for our insureds regarding maintaining minimum heating temperatures when away, as well as tightening our underwriting guidelines on seasonal and secondary homes. Unfortunately, New York state regulations require us to stay on a risk for three years once written, so it will take some time to fully achieve the benefit of any underwriting changes. In addition, we took steps to dramatically improve our claims operations this quarter by hiring additional professional staff and strengthening our claims reserves. I am very pleased with the quality of our claims reserves and the initial changes to our practices and procedures. I believe we are now well positioned to most effectively handle our expansion and growth. We are continuing our strong growth, especially in our expansion states, which will permit us to diversify our book and achieve more consistent results.

As a further step to address emerging profitability issues on commercial lines, we are placing a moratorium on new business for the next six months on all commercial lines, excluding our Livery Auto Physical Damage business. This will allow us to re-underwrite the entire book and seek out ways to return the commercial liability lines to long term profitability. It is an increasingly more competitive environment, particularly for small business liability risks. Our obligation to our shareholders is to devote the Company’s capital judiciously, and with an eye to long-term sustainable underwriting profits.”

Financial Highlights Table
	Three Months Ended
	March 31,
($ in thousands except per share data)	2019	2018	% Change
Direct written premiums1	$37,489	$31,526	18.9%
Net written premiums1	$30,361	$23,700	28.1%
Net premiums earned	$29,596	$22,838	29.6%
Total ceding commission revenue	$1,278	$1,695	-24.6%
Net investment income	$1,624	$1,384	17.3%

U.S. GAAP Net income (loss)	$(7,335)	$(2,718)	169.9%
U.S. GAAP Diluted earnings (loss) per share	$(0.68)	$(0.25)	172.0%

Comprehensive income (loss)	$(4,008)	$(4,795)	-16.4%
Net operating income (loss) 1	$(8,943)	$(2,305)	288.0%
Net operating income (loss) diluted earnings (loss)1
per share	$(0.83)	$(0.22)	277.3%

Return on average equity (annualized)	-34.0%	-11.9%	-22.1 pts

Net loss ratio	98.4%	75.6%	22.8 pts
Net underwriting expense ratio	38.5%	38.7%	-0.2 pts
Net combined ratio	136.9%	114.3%	22.6 pts

Effect of catastrophes on net combined ratio	17.1 pts	25.6 pts	-8.5 pts
Net combined ratio excluding the effect
of catastrophes1	119.8%	88.7%	31.1 pts

1 These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measure in Form 8-K Exhibit 99.2 “Additional Financial Information for Q1 2019” (also available at www.kingstonecompanies.com).

2019 First Quarter Financial Review

Net Income (Loss):
There was a net loss of $7.34 million during the three-month period ended March 31, 2019, compared to a net loss of $2.72 million in the prior year period. The net loss can be attributed primarily to a 22.8 point increase in net loss ratio driven by prior year development, the significant impact of winter catastrophe losses, and higher personal lines claim severity as described in the Net Loss Ratio section below.

Earnings per share (“EPS”):
Kingstone reported a (loss) of $(0.68) per diluted share for the three months ended March 31, 2019, compared to a (loss) of $(0.25) per diluted share for the three months ended March 31, 2018. EPS for the three-month periods ended March 31, 2019 and 2018 was based on $10.76 million and $10.67 million weighted average diluted shares outstanding, respectively.

Direct Written Premiums, Net Written Premiums and Net Premiums Earned (See Definitions and Non-GAAP Measures below):
Direct written premiums for the first quarter of 2019 were $37.5 million, an increase of 18.9% from $31.5 million in the prior year period. The increase is primarily attributable to a 19.0% increase in the total number of policies in-force as of March 31, 2019 as compared to March 31, 2018.

 We refer to our New York business as “Core” 1 and the business in newly licensed states as “Expansion” 1. “Expansion Direct Written Premiums” 1 for the first quarter of 2019 were $3.2 million, an increase of $2.3 million from the $0.9 million written in the prior year period.

Net written premiums increased 28.1% to $30.4 million during the three-month period ended March 31, 2019 from $23.7 million in the prior year period. The increase was due to growth and the reduction of our personal lines quota share reinsurance rate to 10% on July 1, 2018, from the prior rate of 20%.

Net premiums earned for the quarter ended March 31, 2019 increased 29.6% to $29.6 million, compared to $22.8 million in the quarter ended March 31, 2018. The increase was due to growth and the reduction of our personal lines quota share reinsurance rate to 10% on July, 1, 2018, from the prior rate of 20%.

Net Loss Ratio:
For the quarter ended March 31, 2019, the Company’s net loss ratio was 98.4%, compared to 75.6% in the prior period. The 22.8 point increase in the first quarter 2019 net loss ratio was due to: (1) unfavorable prior year loss development which in turn, impacted re-estimation of loss ratios for the current year, (2) higher average claim severity driven by property claims from fires and non-weather water damage, and (3) a reduced but still significant impact from winter catastrophe losses.

Prior year unfavorable loss development for the first quarter of 2019 impacted the loss ratio by 15.1 points, compared to 0.4 points of favorable impact in the first quarter of 2018. During the first three months of 2019, we completed an outside review of our claims practices that revealed several areas of opportunity to improve claim outcomes. As a result, a change was made to our claims leadership and a more complete review of larger open liability claims from prior years was undertaken. It was then determined that significant case reserve strengthening was required for several older liability claims, primarily affecting the ultimate loss projections for commercial lines business in accident years 2014, 2016, and 2017.

The first quarter 2019 net loss ratio included 17.1 points from catastrophes, compared to 24.3 points in the first quarter of 2018.

Net Other Underwriting Expense Ratio:
For the quarter ended March 31, 2019, the net underwriting expense ratio was 38.5% as compared to 38.7% in the prior year period, a decrease of 0.2 percentage points.

Net Combined Ratio:
Kingstone’s net combined ratio was 136.9% for the three-month period ended March 31, 2019, compared to 114.3% for the prior year period. The increase was driven by the increase in loss ratio as outlined above.

Balance Sheet / Investment Portfolio
Kingstone’s cash and investment holdings were $201.9 million at March 31, 2019 compared to $184.2 million at March 31, 2018. The Company’s investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities, with fixed income investments representing approximately 88.3% of total investments at March 31, 2019 and 89.0% at March 31, 2018. The Company’s effective duration on its fixed-income portfolio is 4.5 years.

Net investment income increased 17.3% to $1.62 million for the first quarter of 2019 from $1.38 million in the prior year period. The increase was largely due to an increase in invested assets.

Accumulated Other Comprehensive Income/Loss (AOCI), net of tax
As of March 31, 2019, AOCI was $.44 million compared to $(1.39) million at March 31, 2018.

Book Value
The Company’s book value per share at March 31, 2019 was $7.78, a decrease of 5.9% compared to $8.27 at March 31, 2018.

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1 These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in Form 8-K Exhibit 99.2 “Additional Financial Information for Q1 2019” (also available at www.kingstonecompanies.com).

FOR ADDITIONAL INFORMATION PLEASE VISIT OUR WEBSITE AT WWW.KINGSTONECOMPANIES.COM.

Conference Call Details

Management will discuss the Company’s operations and financial results in a conference call on Thursday, May 9, 2019, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Webcast
The call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link:
Kingstone Companies Q1 2019 Earnings Call Webcast

The webcast will be archived and accessible for approximately 30 days.

Definitions and Non-GAAP Measures

Direct written premiums represent the total premiums charged on policies issued by the Company during the respective fiscal period. Net premiums written are direct written premiums less premiums ceded to reinsurers. Net premiums earned are net premiums written that are pro-rata earned during the fiscal period presented. All of the Company’s policies are written for a twelve-month period. Management uses direct written premiums and net written premiums, along with other measures, to gauge the Company’s performance and evaluate results.

Expansion direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in newly licensed states (i.e., outside New York).

Net operating income - is net income (loss) exclusive of realized investment gains, net of tax. Net income (loss) is the GAAP measure most closely comparable to net operating income.

Operating return on average common equity - is net operating income divided by average common equity. Return on average common equity is the GAAP measure most closely comparable to operating return on average common equity.

Management uses net operating income and operating return on average common equity, along with other measures, to gauge the Company’s performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods. Net operating income and operating return on average common equity are provided as supplemental information, are not a substitute for net income or return on average common equity and do not reflect the Company’s overall profitability or return on average common equity.

Net loss ratio excluding the effect of catastrophes - is a non-GAAP ratio, which is computed as the difference between GAAP net loss ratio and the effect of catastrophes on the net loss ratio. Net combined ratio excluding the effect of catastrophes - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes on the net combined ratio.

We believe that these ratios are useful to investors and they are used by management to reveal the trends in our business that may be obscured by catastrophe losses. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the net loss ratio and net combined ratio. We believe these measures are useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide them to facilitate a comparison to our outlook on the net combined ratio excluding the effect of catastrophes. The most directly comparable GAAP measures are the net loss ratio and net combined ratio. The net loss ratio excluding the effect of catastrophes and net combined ratio excluding the effect of catastrophes should not be considered a substitute for the net loss ratio and 81net combined ratio and do not reflect the Company’s net loss ratio and net combined ratio.

About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company (“KICO”). KICO is a multi-line carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products to individuals as well as various small business coverages. Actively writing in New York, New Jersey, Rhode Island, Massachusetts, Connecticut and Pennsylvania, Kingstone is also licensed (but not yet active) in New Hampshire and Maine.

Forward-Looking Statement
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018 under “Factors That May Affect Future Results and Financial Condition.” Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Kingstone Companies, Inc.
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319